                                                                    EXHIBIT 21.1

Exhibit 21.1  Subsidiaries of the Registrant

     There are currently no subsidiaries of Home Bancorp of Elgin, Inc. (the "Registrant"). Following the conversion of Home Federal Savings and Loan Association of Elgin (the "Association") from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association and the issuance and sale of the issued and outstanding common stock of the Association to the Registrant, the Association will be a wholly-owned subsidiary of the Registrant.